Exhibit 1.4

DISCOVER CARD EXECUTION NOTE TRUST

DISCOVERSERIES

Class A(2016-3)

ASSET BACKED NOTES

TERMS AGREEMENT

Dated: April 13, 2016

To:	DISCOVER CARD EXECUTION NOTE TRUST
DISCOVER BANK
DISCOVER FUNDING LLC

Re:	Underwriting Agreement dated April 13, 2016 (the “Agreement”) relating to DiscoverSeries Class A(2016-3)

Series Designation:

DiscoverSeries.

Registration Statement:

Nos. 333-205455, 333-205455-01 and 333-205455-02.

Title of Securities:

Discover Card Execution Note Trust, DiscoverSeries Class A(2016-3) Notes (the “Notes”).

Initial Principal Amount of Notes:

$300,000,000.

Aggregate outstanding balance of Receivables in the Discover Card Master Trust I as of March 31, 2016:

$27,164,813,849.41.

Expected Date of Terms Document: April 19, 2016.

Interest Rate or Formula: 1.85% per year.

Time of Sale: 12:03 p.m. New York City time on April 13, 2016.

Time of Sale Information:

(1) The Preliminary Prospectus dated April 8, 2016 for the DiscoverSeries Class A(2016-3) Notes (the “Preliminary Prospectus”), attached as Annex 1 hereto, filed pursuant to Rule 424(h) of the Securities Act of 1933, including the reports and documents incorporated by reference into the Preliminary Prospectus and (2) the Ratings Issuer Free Writing Prospectus dated April 8, 2016, attached as Annex 2 hereto, filed in accordance with Rule 433 of the Securities Act of 1933, which discloses the expected ratings to be assigned to the DiscoverSeries Class A(2016-3) Notes by the nationally recognized statistical rating organizations hired by Discover Bank.

If, subsequent to the Time of Sale, it is determined that such information included an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and the Underwriters have terminated their old purchase contracts and entered into new purchase contracts with purchasers of the Notes, then “Time of Sale Information” will also include any information that corrects such material misstatements or omissions, together with any other information, to the extent it is made available to purchasers at the time of entry into the last such new purchase contract such that “Time of Sale Information” no longer includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (“Corrective Information”).

Underwriter Information:

“Underwriter Information” shall mean the written information furnished to Discover Bank, Discover Funding LLC, and Discover Card Execution Note Trust by the Underwriters for use in the Prospectus and confirmed in the “blood letter” from the Underwriters to Discover Bank, Discover Funding LLC, and Discover Card Execution Note Trust dated the Closing Date.

Terms of Sale:

The purchase price for the Notes to the Underwriters will be

99.67235% of the aggregate principal amount of the Notes.

The Underwriters will offer the Notes to the public at a price equal to

99.97235% of the aggregate principal amount of the Notes.

Closing Date: April 19, 2016, or such other date as may be agreed upon in writing.

Time of Delivery: 9:05 a.m., Chicago, Illinois Time, on the Closing Date, or at such other time as may be agreed upon in writing.

Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Notes. This Terms Agreement may be amended only by written agreement of the parties hereto.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC. as an Underwriter and as a Representative of the Underwriters named in Schedule I hereto

By:	/s/ Kevin Lundquist
Kevin Lundquist
Director

BARCLAYS CAPITAL INC. as an Underwriter and as a Representative of the Underwriters named in Schedule I hereto

By:	/s/ Jonathan Wu
Jonathan Wu
Managing Director

[Signature Page to Class A(2016-3) Terms Agreement]

Accepted:

DISCOVER CARD EXECUTION NOTE TRUST, as Issuer

By:	Discover Funding LLC, not in its individual
capacity but solely as Depositor on behalf of the Issuer

By:	/s/ Michael F. Rickert

DISCOVER BANK

By:	/s/ Michael F. Rickert

DISCOVER FUNDING LLC

By:	/s/ Tod Gordon

[Signature Page to Class A(2016-3) Terms Agreement]

SCHEDULE I

UNDERWRITERS

$300,000,000 Discover Card Execution Note Trust, DiscoverSeries Class A(2016-3) Notes

Name of Underwriter	Principal Amount
Citigroup Global Markets Inc.	$43,000,000
Barclays Capital Inc.	$43,000,000
Deutsche Bank Securities Inc.	$42,800,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$42,800,000
Mitsubishi UFJ Securities (USA), Inc.	$42,800,000
RBC Capital Markets, LLC	$42,800,000
RBS Securities Inc.	$42,800,000

ANNEX 1

[PRELIMINARY PROSPECTUS]

ANNEX 2

[RATINGS ISSUER FREE WRITING PROSPECTUS]